Exhibit 99.2

Remarks Prepared for Delivery by
Timothy Howard
Vice Chairman and CFO, Fannie Mae

Testimony by Timothy Howard Before the House Subcommittee on Capital Markets, Insurance and Government Sponsored Enterprises (Written Testimony)
Washington, DC
October 06, 2004

Good morning, Chairman Oxley, Ranking Member Frank, Chairman Baker and Ranking Member Kanjorski and members of the Subcommittee. I thank you for inviting me to be here today.

I joined Fannie Mae in 1982, when the company was in the midst of a severe financial crisis brought on by flaws in its interest rate risk management. Under the leadership of David Maxwell we were able to turn the company around and establish the solid financial footing that has enabled Fannie Mae to reliably provide hundreds of billions of dollars in affordable, fixed-rate mortgage financing to millions of low, moderate and middle-income Americans. I consider it a privilege to have been able to devote the past 22 years of my career to this company and its mission. Throughout this time I have tried my absolute best to do the right thing for the homebuyers Fannie Mae helps to serve, the employees I lead, and the investors who have placed their trust in our company.

All of my judgments regarding accounting issues were made in openness and good faith, with the goal of providing investors with the most meaningful and understandable information possible. When accounting issues arose I worked with the head of my accounting policy group, who I know to be knowledgeable and highly respected in the industry. I also made certain that any accounting approaches we adopted were reviewed with our outside auditor.

I had a clear objective in guiding Fannie Mae’s implementation of the two accounting standards that are at issue in the OFHEO report — FAS 133 and FAS 91. And that was to preserve the accuracy and utility to investors of our financial statements by reporting on what I honestly believed were the true economics of our business. At all times I believed that the accounting applications we adopted were within the boundaries defined by GAAP, as interpreted and understood by our accounting experts both inside and outside the company.

We filed financial statements with the SEC that were fully audited by KPMG, and as Frank Raines said, Fannie Mae has not withdrawn those financial statements and KPMG has not withdrawn its opinion that those financial statements were prepared consistent with GAAP in all material respects.

FAS 133 is widely considered to be the most complicated accounting standard ever issued. Its implementation had the potential to greatly reduce the clarity and utility of Fannie Mae’s financial statements. We recognized this challenge from the outset, but we did not attempt either to circumvent the standard or to violate GAAP to deal with it. Instead, we developed a separate earnings measure — core business earnings — to convey to investors our financial results in the absence of FAS 133.

FAS 91 requires that we estimate the average lives of the mortgages in our portfolio to determine the rates at which premiums or discounts on these mortgages should be amortized into our income statement. By definition this estimation process is imprecise. From the inception of FAS 91 in the late 1980s, we have used ranges to address the imprecision inherent in estimating mortgage prepayments. KPMG concurred with our use of a range.

Ultimately, the SEC will resolve the issue as to whether our implementation of FAS 133 and FAS 91 is consistent with GAAP. This is entirely appropriate, and I look forward to receiving the results of their review. It is important to note, however, that the matters to be reviewed relate to accounting judgments and not issues of risk management. Financially, Fannie Mae is as strong as ever, and our ability to carry out our mission remains intact.

I look forward to responding to your questions on these matters.